Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

Chase Corporation Announces Fiscal First Quarter 2022 Results

Revenue increased by 12% to $75.0 Million

Continues to Address Global Inflationary Pressures on Input Costs

Rationalization of Real Estate Continues — Corporate Headquarters Move Underway

Westwood, MA – January 6, 2022 – Chase Corporation (NYSE American: CCF), a global specialty chemicals company that is a leading manufacturer of protective materials for high-reliability applications across diverse market sectors, announced financial results for the first fiscal quarter ended November 30, 2021.

Fiscal First Quarter Financial and Recent Operational Highlights

●	Total Revenue grew 12% to $75.0 million, compared to Q1 FY21
●	Gross Margin of 37%, compared to 41% in Q1 FY21 — results tempered by inflationary impacts on material, logistics and labor costs and an unfavorable sales mix, with benefits from increased selling prices lagging
●	Net Income was $9.7 million, or $1.02 per diluted share, compared to $10.8 million, or $1.14 per diluted share, for Q1 FY21
●	Adjusted EBITDA was $17.7 million, compared to $18.1 million in Q1 FY21
●	Free Cash Flow was $5.4 million, compared to Free Cash Flow of $13.4 million in Q1 FY21 — primarily driven by the Company’s continued strategic inventory build (approximately $6.0 million increase in inventory balance during the quarter) to meet customer demand and address our supply chain-impacted elevated backlog
●	Ended the first fiscal quarter of 2022 with a cash balance of $124.2 million, and a fully available $200 million revolving credit facility
●	Effective Income Tax Rate of 25.8%, compared to 22.5% in the year-ago period — with the prior year first quarter benefiting from a discrete item that did not repeat in the current fiscal year first quarter
●	Recognized $0.5 million in contingent consideration costs to increase the estimated accrual owed to the seller of ABchimie — with the increase in the performance-based earn-out representing our currently more favorable forecast for the future operations of the September 2020 acquired business
●	Commenced plans to move Corporate Headquarters to another location within Westwood, MA — anticipated future savings through footprint consolidation and embracing a work from home hybrid model for its corporate employees

“The continued healthy demand across our broad consumer base is a testament to the value Chase brings to its customers through our industry-leading product lines and allows us to make further progress against our strategic growth initiatives. Despite the reduced demand experienced in international markets in the quarter given pandemic-related headwinds, overall elevated demand yielded sales growth and increased order backlog within each of our operating segments, with the Company surpassing sales volumes compared to the same period last year,” said Adam P. Chase, President and Chief Executive Officer. “The Industrial Tapes segment led revenue growth in the quarter, driven by robust demand for our cable materials, pulling and detection, and electronic materials product lines, over the COVID-19 impacted prior year quarter. Revenue from our Adhesives, Sealants and Additives, and our Corrosion Protection and Waterproofing segments also increased due the heightened demand for our North American focused functional additives product line, which benefitted from our 2021 acquisition of Emerging Technologies, Inc. (“ETi”), as well a greater interest in our coating and lining systems, bridge and highway products and domestic pipeline products.”

“While we continue to meet customers’ needs and growing demands, we did experience margin and operational cost pressure in the quarter due to increased input, logistical and labor costs as a result of current macro-environmental challenges. Additionally, company-wide relative margins were affected by an unfavorable sales mix, given the lower margin Industrial Tapes segment accounting for the majority of the period-over-period growth — further, our Adhesives, Sealants and Additives and Industrial Tapes segments experienced less favorable sales mixes within the segments themselves, with historically lower margin products constituting a comparatively larger part of total segment sales. To counteract margin compression, we have enacted, and as needed will continue to enact, pricing adjustments across our product lines, with future benefits anticipated given the current lag.”

Mr. Chase added, “We further progressed our plans to optimize and drive greater efficiency within our operational portfolio during the first quarter, most notably the upcoming relocation of Chase’s corporate headquarters to a new, better suited location within Westwood, MA. The relocation and reduced footprint will drive cost savings and is made possible given our work from home hybrid model. Our new facility will also house the research and development operations which are currently located across both our Westwood and Woburn, MA facilities. The corporate relocation is anticipated to be completed in the second fiscal quarter of 2022.”

“We are continuing to take proactive measures to navigate current global raw material inflationary pressures, labor shortages, and supply chain constraints all while emphasizing the safety of our employees. While we predict these challenges will persist through at least the first half of fiscal year 2022, we continue to prioritize implementing proactive measures to ensure that we meet our customers’ needs. We will further leverage our global network, operational efficiency plans, strong supplier partnerships and cost saving strategies in conjunction with pricing adjustments as necessary, and remain steadfast in our work to unlock further shareholder value.”

“We are encouraged by our ability to execute on growing demand trends as well as deliver a strong balance sheet and generate free cash flow given the current challenging global manufacturing environment,” said Michael J. Bourque, the Company’s Treasurer and Chief Financial Officer. “We remain debt free, with a fully available credit facility, and an overall cash balance of $124.2 million. In the previous fiscal quarter, we amended and restated our revolving credit facility to support future growth initiatives and accretive activities. The new facility increased our borrowing capacity to $200 million from $150 million (and includes an accordion option that could allow us access to an additional $100 million in borrowing capacity) and its maturity date is now extended through July 2026.”

Segment Results

Adhesives, Sealants and Additives

	For the Three Months Ended November 30,
	2021	2020
Revenue	$31,049	$30,071
Cost of products and services sold	18,905	16,613
Gross Margin	$12,144	$13,458
Gross Margin %	39%	45%

Revenue in the Company’s Adhesives, Sealants and Additives segment increased $1.0 million or 3% for the quarter ended November 30, 2021. The revenue increase for the quarter was primarily due to increased North American demand for the functional additives product line, which benefited in the quarter from inorganic growth attributable to the ETi superabsorbent polymers business. The electronic and industrial coatings line negatively impacted sales for the segment in the quarter due to logistics and raw material supply constraints impacting sales into automotive verticals.

Industrial Tapes

	For the Three Months Ended November 30,
	2021	2020
Revenue	$32,761	$26,491
Cost of products and services sold	22,231	17,117
Gross Margin	$10,530	$9,374
Gross Margin %	32%	35%

Revenue in the Industrial Tapes segment increased $6.3 million or 24% for the quarter ended November 30, 2021. In the first fiscal quarter, the segment’s cable materials, pulling and detection, and electronic materials product lines drove the revenue expansion. Revenue growth in the quarter was slightly tapered by a quarter-to-quarter reduction in sales volume from the specialty products line.

Corrosion Protection and Waterproofing

	For the Three Months Ended November 30,
	2021	2020
Revenue	$11,200	$10,614
Cost of products and services sold	6,145	5,875
Gross Margin	$5,055	$4,739
Gross Margin %	45%	45%

Revenue from the Corrosion Protection and Waterproofing segment increased $0.6 million or 6% for the quarter ended November 30, 2021. The segment’s increase in revenue was primarily due to increased sales within the coating and lining systems and bridge and highway segment product lines. Negatively impacting the segment’s sales were decreases in revenue from the building envelope and pipeline coatings product lines — with sales delays in Rye U.K.-produced pipeline coatings outpacing domestic gains.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures in this press release. Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are non-GAAP financial measures.  The Company believes that Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are useful performance measures as they are used by its executive management team to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  The Company believes Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow are commonly used by financial analysts and others in the industries in which the Company operates, and thus provide useful information to investors. However, Chase’s calculation of Adjusted net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA and Free cash flow may not be comparable to similarly-titled measures published by others. Non-GAAP financial measures should be considered in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. This press release provides reconciliations from the most directly comparable financial measure presented in accordance with U.S. GAAP to each non-GAAP financial measure.

Cautionary Note Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases including, but not limited to “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.”  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  To comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes; the highly competitive environment in which the Company operates; as well as expected impact of the coronavirus disease (COVID-19)  pandemic on the Company's businesses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company does not assume any obligation to update or revise any forward-looking statement made in this release or that may from time to time be made by or on behalf of the Company. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of the Company’s Annual Report on Form 10-K for the year ended August 31, 2021.

Investor & Media Contact:

Michael Cummings or Jackie Marcus

Alpha IR Group

Phone: (617) 982-0475

E-mail: CCF@alpha-ir.com

or

Shareholder & Investor Relations Department

Phone: (781) 332-0700

E-mail: investorrelations@chasecorp.com

Website: www.chasecorp.com

The following table summarizes the Company’s unaudited financial results for the three months ended November 30, 2021 and 2020.

	For the Three Months Ended November 30,
All figures in thousands, except per share figures	2021	2020
Revenue	$75,010	$67,176
Costs and Expenses
Cost of products and services sold	47,281	39,605
Selling, general and administrative expenses	13,375	12,260
Research and product development costs	993	1,051
Operations optimization costs	59	—
Loss on contingent consideration	475	—
Operating income	12,827	14,260
Interest expense	(87)	(69)
Other income (expense)	377	(214)
Income before income taxes	13,117	13,977
Income taxes	3,390	3,140
Net income	$9,727	$10,837
Net income per diluted share	$1.02	$1.14
Weighted average diluted shares outstanding	9,438	9,419
Reconciliation of net income to EBITDA and adjusted EBITDA
Net income	$9,727	$10,837
Interest expense	87	69
Income taxes	3,390	3,140
Depreciation expense	877	1,003
Amortization expense	3,125	3,071
EBITDA	$17,206	$18,120
Loss on contingent consideration	475	—
Operations optimization costs	59	—
Adjusted EBITDA	$17,740	$18,120

	For the Three Months Ended November 30,
	2021	2020
Reconciliation of net income to adjusted net income
Net income	$9,727	$10,837
Loss on contingent consideration	475	—
Operations optimization costs	59	—
Income taxes *	(112)	—
Adjusted net income	$10,149	$10,837
Adjusted net income per diluted share (Adjusted diluted EPS)	$1.07	$1.14

* For the three months ended November 30, 2021 and 2020, represents the aggregate tax effect assuming a 21% tax rate for the items impacting pre-tax income, which is our effective U.S. statutory Federal tax rate for fiscal 2022 and 2021.

	For the Three Months Ended November 30,
	2021	2020
Reconciliation of cash provided by operating activities to free cash flow
Net cash provided by operating activities	$5,903	$14,052
Purchases of property, plant and equipment	(496)	(660)
Free cash flow	$5,407	$13,392